Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Completes $290 Million Refinancing

Philadelphia, PA — Feb. 11, 2005 — Constar International Inc. (NASDAQ: CNST) announced today that it has completed its previously announced refinancing plan. The $290 million refinancing consisted of the sale of $220 million of senior secured floating rate notes due 2012 and a new, four year $70 million senior secured asset-based revolving credit facility.

The notes bear interest at an annual rate equal to LIBOR plus 3.375%, reset quarterly. The credit facility initially bears interest at an annual rate equal to a Base Rate plus 1.25% or LIBOR plus 2.25%, and after the delivery of the Company’s financial statements for the fiscal quarter ending June 30, 2005, a Base Rate plus a margin ranging from 1.00% to 1.50% or LIBOR plus a margin ranging from 2.00% to 2.50%, depending on average monthly available credit under the credit facility. The credit facility provides that up to $25 million is available for letters of credit and there is a $15 million swing loan subfacility.

Proceeds from the notes and the new credit facility were used to repay the Company’s existing senior secured revolving credit facility, term B and second lien term loans, and to pay fees and expenses related to the refinancing. The new credit facility will also be used for general corporate purposes.

William S. Rymer, Constar’s Executive Vice President and Chief Financial Officer, commented, “This transaction has enabled the Company to simultaneously reduce interest rate spreads and extend the average maturity dates on our secured debt. In addition, the terms of the new credit facility give the Company increased financial flexibility going forward.”

The Company expects to record a non-cash charge of approximately $7.7 million in the 2005 first quarter to write off unamortized fees related to the refinanced debt, and to recognize a $3.5 million loss related to prepayment penalties associated with early termination of the Company’s existing term B and second lien term loans. These two charges total approximately $11.2 million after tax or approximately $0.90 per diluted share.

The senior secured floating rate notes were issued in a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and Regulation S. The senior secured floating rate notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful. Additional information regarding the refinancing can be obtained in the Company’s SEC filings.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the anticipated effects of the Company’s refinancing plan. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Constar’s Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent SEC filings. Constar does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

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